Exhibit 10.1

Drive Shack Inc.
218 W. 18th St., Third Floor
New York, NY 10014
September 27, 2020

Michael Nichols

Dear Michael:

We are delighted at the prospect that you will be joining Drive Shack Inc. (the “Company”) as Chief Financial Officer.  Your primary place of employment will be located at the Company’s office in Dallas, TX.  You understand and agree that the Company’s business is nationwide and in performing your duties hereunder for the Company, you will be required to travel to the Company’s other business locations.  You will devote your full working time to the Company. This letter confirms our offer of employment to you with an anticipated hire date to be mutually agreed following your review of this offer letter (the “Hire Date”).

Your base salary will be $350,000.00 per annum, payable bi-weekly in accordance with the Company’s normal payroll practices, to compensate you for all hours you worked during the preceding pay period, regardless of whether more or less than 40 in a regularly scheduled workweek. This salary, and the Company’s payroll practices and schedule, are each subject to review and possible adjustment in the Company’s discretion periodically.

As part of your employment and for the role you will be fulfilling, you will be eligible to receive an annual cash bonus targeted at 50% of your base annual salary.  Your equity bonus target under the Company’s 2018 Omnibus Equity Plan will be considered and determined by the Compensation Committee of the Board of Directors of the Company, in consultation with the Chief Executive Officer of the Company, following your Hire Date.  Bonuses are awarded in the Company’s sole discretion, are not guaranteed, and are determined after an evaluation of the Company’s performance as well as your own performance for the period reviewed.  Payment of a bonus for one year does not guarantee payment in any subsequent year.  Any bonus in respect of your first year of employment will be prorated for the number of full months worked.  Cash bonuses are typically paid no later than April 15 after the calendar year for which they are awarded, and only employees who remain on the Company’s payroll on the date of payment are eligible.  No pro-rated bonus is awarded for the final year of employment.

You hereby acknowledge and agree, without limiting the Company’s rights otherwise available at law or in equity, that, to the extent permitted by law, any or all amounts or other consideration payable by any affiliate of the Company pursuant to the provisions hereof or pursuant to any other agreement with the Company or any of its affiliates, may be set-off against any or all amounts or other consideration payable by you to the Company or any of its affiliates or to the Company or any of its affiliates under any other agreement between you and the Company or any of its affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

You agree to comply fully with all the Company policies and procedures applicable to employees, as amended and implemented from time to time, including, without limitation, paid time off, tax, regulatory and compliance procedures.  Such policies and procedures are, and any future modifications thereto will be made, available on the Company’s payroll portal and will also be provided upon request to human resources.

You (and your spouse, registered domestic partner and/or eligible dependents, if any) shall be entitled to participate in the same manner as other similarly situated employees of the Company in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of such employees generally, subject to satisfying the applicable eligibility requirements.  Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  Notwithstanding the foregoing, the Company may, consistent with applicable law, prospectively modify or terminate any employee benefit plan at any time

You represent that on the Hire Date, (a) you will be free to accept employment hereunder without any contractual restrictions, express or implied, with respect to any of your prior employers, (b) you have not taken or otherwise misappropriated and you do not have in your possession or control any confidential and proprietary information belonging to any of your prior employers or connected with or derived from your services to prior employers, (c) you have returned to all prior employers any and all such confidential and proprietary information, (d) the Company has informed you that you are not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with your employment by the Company and you agree that you will not use such information and (e) you are not currently a party to any pending or threatened litigation with any former employer or business associate.

Nothing in this letter modifies your at-will employment status. Accordingly, either you or the Company may end the employment relationship at any time and for any reason or no reason, with or without notice.  Your employment with the Company shall terminate immediately in the event of your death or disability.  During your employment with the Company, you will be a full-time employee thereof, will dedicate all of your working time thereto and will have no other employment and no other business ventures which are undisclosed to the Company.

Effective concurrently with the commencement of your employment, you agree to the protective covenants set forth on Exhibit A to this letter (the “Protective Covenants”).

As we have discussed, this offer is subject to your satisfactory completion of the pre-employment background check, which was previously authorized by you, and all other pre-hire clearances.  Without limiting the generality of the foregoing, this offer is contingent upon our verification of your right to work in the United States, as demonstrated by your completion of the Form I-9 upon hire and your submission of acceptable documents (as noted on the Form I-9) verifying your identity and work authorization within three days of your start date.

If you accept this offer of employment, please sign and date this agreement in the space provided below and return a copy to Nicholas Foley (nfoley@driveshack.com), to indicate your acceptance.  We look forward to you joining the Company.

Nicholas Foley
General Counsel

I affirm my understanding of, and agreement to, the terms and conditions set forth above, and hereby accept this offer of employment:

Legal Name (Printed):	Signature:

2

Exhibit A to Offer Letter
Protective Covenants

You shall not, directly or indirectly, without prior written consent of the Company, at any time during your employment hereunder or for 12 months following the termination of your employment for any reason, be involved or connected in any manner (including, but not limited to, provide consultative services to, own, manage, operate, join, control, participate in, be engaged in, and/or employed by) any business, individual, partner, firm, corporation, or other entity that competes with (any such action, individually, and in the aggregate, to “compete with”), the Company anywhere in the United States of America, including, but not limited to, any such business, individual, partner, firm, corporation, or other entity engaged in the business of operating eatertainment or golf venues, whether related to the game of golf, mini-golf or other form of sporting amusement, or traditional golf.

Notwithstanding anything else herein, the mere “beneficial ownership” by you, either individually or as a member of a “group” (as such terms are used in Rule 13(d) issued under the United States Securities Exchange Act of 1934, as amended from time to time) of not more than five percent of the voting stock of any public company shall not be deemed a violation of these Protective Covenants.

You further agree that you shall not, directly or indirectly, for your benefit or for the benefit of any other person (including, without limitation, an individual or entity), or knowingly assist any other person to during your employment with the Company and for 12 months thereafter, in any manner:

(a)          hire or Solicit (as hereinafter defined) the employment or services of any person who provided services to the Company or any of its affiliates (collectively, the “Company Group”), as an employee, independent contractor or consultant at the time of termination of your employment with the Company, or within six months prior thereto;

(b)          Solicit any person who is an employee of the Company or any member of the Company Group to apply for or accept employment with any enterprise;

(c)          Accept employment or work, in any capacity (including as an employee, consultant or independent contractor), with any firm, corporation, partnership or other entity that is, directly or indirectly, owned or controlled by any Former Employee of the Company involving the provision of services that are substantially similar to the services that you provided to the Company at any time during the twelve months prior to your termination of employment with the Company;

(d)          Solicit or otherwise attempt to establish any business relationship (in connection with any business in competition with the Company) with any limited partner, investor, person, firm, corporation or other entity that is, at the time of your termination of employment, or was a Client, Investor or Business Partner of the Company or any member of the Company Group; or

(e)        Interfere with or damage (or attempt to interfere with or damage) any relationship between the Company and any member of the Company Group and the respective Clients, Investors, Business Partners, or employees of the foregoing entities.

Exhibit A - 1

For purposes of these Protective Covenants, the term “Solicit” means (a) active solicitation of any Client, Investor, or Business Partner or Company employee; (b) the provision of non-public information regarding any Client, Investor, or Business Partner or Company employee to any third party where such information could be useful to such third party in attempting to obtain business from such Client, Investor, or Business Partner or attempting to hire any such Company employee; (c) participation in any meetings, discussions, or other communications with any third party regarding any Client, Investor, or Business Partner or Company employee where the purpose or effect of such meeting, discussion or communication is to obtain business from such Client, Investor, or Business Partner or employ such Company employee; or (d) any other passive use of non-public information about any Client, Investor, or Business Partner, or Company employee which has the purpose or effect of assisting a third party to obtain business from Clients, Investors, or Business Partners, assisting a third party to hire any Company employee or causing harm to the business of the Company.

For purposes of these Protective Covenants, the term “Client,” “Investor,” or “Business Partner” shall mean (a) anyone who is or has been a client of, investor in, or business partner of any member of the Company Group during your employment; and (b) any prospective client of, investor in, or business partner to whom any member of the Company Group made a new business presentation (or similar offering of services) at any time during the one-year period immediately preceding, or two-month period immediately following, your employment termination (but only if initial discussions between any member of the Company Group and such prospective client, investor, or business partner relating to the rendering of services occurred prior to the termination date).  Notwithstanding the preceding paragraph, the Protective Covenants shall not apply to Clients who are currently your clients at your current employer.

For purposes of these Protective Covenants, the term “Former Employee” shall mean anyone who was an employee of or exclusive consultant to any member of the Company Group as of, or at any time during the one-year period immediately preceding, the termination of your employment.

Any works of authorship, databases, discoveries, developments, improvements, computer programs, or other intellectual property, etc.  (“Works”) that you make or conceive, or have made or conceived, solely or jointly, during the period of your employment with the Company, whether or not patentable or registerable under copyright, trademark or similar statutes, which either (a) are related to or useful in the current or anticipated business or activities of any member of the Company Group; (b) fall within your responsibilities as employed by the Company; or (c) are otherwise developed by you through the use of the confidential information, equipment, software, or other facilities or resources of any member of the Company Group or at times during which you are or have been an employee constitute “work for hire” under the United States Copyright Act, as amended.  If for any reason any portion of the Works shall be deemed not to be a “work for hire,” then you hereby assign to the Company all rights, title and interest therein and shall cooperate to establish the Company’s ownership rights, including the execution of all documents necessary to establish the Company’s exclusive ownership rights.

During your employment you will gain knowledge of, or have access to, information relating to the business and affairs of the Company Group and its Clients, Investors and Business Partners (“Information”). The Information, regardless of the form in which it is recorded, transmitted, observed or expressed, or to which it may be converted or transcribed, shall include, without limitation, written and electronically stored or accessible information and data.  All Information is strictly confidential and you shall not reveal to any person or entity, or use any Information at any time, except as expressly directed by the Company, or as may be required by law. Your obligation of confidentiality is of indefinite duration.  You shall not distribute, alter, copy, interfere with or destroy, Information, except in accordance with the instructions of the Company.  You shall use extreme caution with, and take all steps to safeguard, the confidentiality of any part of the Information that may come into your possession at any time or in any place.

Exhibit A - 2